SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 29, 2003

CHATEAU COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12496	38-3132038
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6160 South Syracuse Way, Greenwood Village, Colorado 80111

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 741-3707

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

On May 29, 2003, Chateau Communities, Inc. (“Chateau”), ROC Communities, Inc. (“ROC”), and CP Limited Partnership (“Chateau OP”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Hometown America, L.L.C. (“Purchaser”) and Hometown America Holdings, L.L.C. (“Parent”), a member of Purchaser, pursuant to which Chateau and Chateau OP will merge (the “Merger”) into newly formed wholly owned subsidiaries of Purchaser (“Merger Sub” and “Partnership Merger Sub,” respectively). Chateau and ROC are general partners of Chateau OP.

Pursuant to the terms of the Merger Agreement, each of the issued and outstanding shares of Chateau common stock, par value $.01 per share, will be converted into the right to receive $29.25 in cash without interest. Each common unit of limited partner interest in Chateau OP (each, an “OP Unit”) will be converted into the right to receive either (i) $29.25 in cash without interest or, (ii) if the OP Unit holder so elects and provided the holder meets the requirements set forth in the Merger Agreement, one Series A Preferred Unit of Chateau OP.

The Merger Agreement provides that, through the effective time of the Merger, Chateau and Chateau OP may continue to declare and pay quarterly dividends or distributions on any quarterly anniversary of prior dividend or distribution record and payment dates in accordance with past practice, at the same rate per share as the most recent quarterly dividend or distribution. Following the completion of the Merger, the former holders of shares of Chateau’s common stock and of OP Units will be entitled to receive any such dividends or distributions that remain unpaid as of the effective time of the Merger.

The Merger Agreement has been unanimously approved by the board of directors of Chateau. The Merger is subject to customary closing conditions, including the approval of the transaction by the stockholders of Chateau. The Merger Agreement contains no financing condition. It is anticipated that the transaction will be closed in the fourth quarter of 2003.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

99.1	Press Release, dated May 29, 2003, announcing the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATEAU COMMUNITIES, INC.

By:	/s/ Rees F. Davis
Name: Rees F. Davis Title: Chief Executive Officer

Date: May 29, 2003

EXHIBIT INDEX

Exhibits

99.1	Press Release, dated May 29, 2003, announcing the Merger.